      As filed with the Securities and Exchange Commission on May 10, 2001


                                                      Registration No. 333-58644
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
                                 --------------
                                AMENDMENT NO. 2
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT


                                      UNDER

                           THE SECURITIES ACT OF 1933

                                 --------------

                                IVAX CORPORATION
-------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                  FLORIDA                                      16-1003559
---------------------------------------------               ----------------
(State or other jurisdiction of incorporation               (I.R.S. Employer
           or organization)                                 Identification No.)

                             4400 BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33137
                                 (305) 575-6000
   ---------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                              CAROL GILLESPIE, ESQ.
                                 GENERAL COUNSEL
                                IVAX CORPORATION
                             4400 BISCAYNE BOULEVARD
                              MIAMI, FLORIDA 33137
                                 (305) 575-6000
   ---------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 --------------

                                    Copy to:

                            KARA L. MACCULLOUGH, ESQ.
                        AKERMAN SENTERFITT & EIDSON P.A.
                     ONE SOUTHEAST THIRD AVENUE, 28TH FLOOR
                              MIAMI, FLORIDA 33131
                                 (305) 374-5600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]












                                 --------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                                   PROSPECTUS

                                1,000,000 SHARES

                                IVAX CORPORATION

                                  COMMON STOCK

                                 --------------

         This prospectus relates to the resale of up to 1,000,000 shares of our common stock by the selling shareholder listed in this prospectus. We will not receive any proceeds from the sale of the common stock offered through this prospectus. The selling shareholder is an underwriter within the meaning of the Securities Act in connection with its sales of our common stock.

                                 --------------


         Our common stock is traded on the American Stock Exchange under the symbol "IVX." The last reported sale price of the common stock on May 9, 2001 was $37.70 per share.


                                 --------------

         INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                                 --------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ____________, 2001

                                TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----

IVAX Corporation.....................................................   1
Risk Factors.........................................................   2
Disclosure Regarding Forward-Looking Statements......................   8
Use of Proceeds......................................................   8
Selling Shareholder..................................................   9
Plan of Distribution.................................................  10
Legal Matters........................................................  11
Experts  ............................................................  11
Where You Can Find More Information..................................  11
Information Incorporated by Reference................................  11


         You should rely only on the information contained in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

         The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

         When used in this prospectus and any prospectus supplement, the terms "IVAX," "we," "our," and "us" refer to IVAX Corporation.

                                IVAX CORPORATION



     We are a multinational company engaged in the research, development, manufacture and marketing of pharmaceutical products. We have grown through the development of proprietary and brand-equivalent products and through strategic acquisitions, focused primarily on countries whose pharmaceutical markets are developing, where there is the greatest growth potential.

         Our full line of brand-equivalent drugs includes the first FDA-approved equivalent to branded Taxol(R), a $1.5 billion oncology drug, and we have marketing applications pending for many other products that are equivalent to important branded drugs. Based on our unique patented inhalers, we have built a strong franchise in the asthma market, and we are expanding that franchise by conducting studies to support marketing applications for respiratory products in the United States and in other markets served by our global marketing network. Our product pipeline also includes novel compounds that we have discovered or licensed from third parties, some of which have already successfully completed Phase II clinical trials and are now undergoing Phase III trials, which is the final step before submission of applications for marketing approval.

                            ------------------------



         Our principal executive offices are located at 4400 Biscayne Boulevard, Miami, Florida 33137, and our telephone number is (305) 575-6000.

RECENT DEVELOPMENTS


         On May 1, 2001, we sold $575 million, plus possible over-allotment, of our 4.5% convertible senior subordinated notes due 2008 in a private placement to UBS Warburg LLC, as initial purchaser, for sales to qualified institutional buyers under Rule 144A, accredited investors under Rule 501 and to non-U.S. persons under Regulation S of the Securities Act. These notes are initially convertible at any time into 19.9750 shares of our common stock per $1,000 of principal amount. This rate results in an initial conversion price of $50.0625 per share or a 25% premium to the closing price of $40.05 of our common stock of the American Stock Exchange on April 30, 2001. The net proceeds from this offering were approximately $559.6 million. We expect to use these proceeds to fund the acquisition of businesses and products, to fund the research, development, testing and commercialization of our pharmaceutical products and for general working capital purposes. We have agreed to register the resale of the notes and the shares of common stock issuable upon conversion of the notes with the SEC.

                                  RISK FACTORS

         You should carefully consider the following risks before making an investment decision. These and other risks could materially and adversely affect our business, operating results or financial condition. You should also refer to the other information contained or incorporated by reference in this prospectus before making an investment decision.

RISKS RELATING TO OUR COMPANY

OUR RESEARCH AND DEVELOPMENT EXPENDITURES MAY NOT RESULT IN COMMERCIALLY SUCCESSFUL PRODUCTS.

         We spent approximately $65.3 million during 2000 on our research and development efforts. This amount represents a significant increase in the amounts we allocated to research and development in prior periods. We may in the future increase the amounts we expend for research and development. As a result, our research and development expenditures may have an adverse impact on our earnings in the short term. Further, we cannot be sure that our research and development expenditures will, in the long term, result in the discovery or development of products which prove to be commercially successful.

OUR POTENTIAL ACQUISITIONS MAY REDUCE OUR EARNINGS, BE DIFFICULT FOR US TO COMBINE INTO OUR OPERATIONS OR REQUIRE US TO OBTAIN ADDITIONAL FINANCING.

         We search for and evaluate acquisitions which will provide new product and market opportunities, benefit from and maximize our existing assets and add critical mass. Acquisitions may expose us to additional risks and may have a material effect on our results of operations. Any acquisitions we make may:

         o  fail to accomplish our strategic objectives;

         o  not be successfully combined with our operations;

         o  not perform as expected; and

         o  expose us to cross border risks.


         In addition, based on current acquisition prices in the pharmaceutical industry, our acquisitions could initially reduce our per share earnings and add significant intangible assets and related goodwill amortization charges. Our acquisition strategy may require us to obtain additional debt or equity financing, resulting in additional leverage, or increased debt obligations as compared to equity, and dilution of ownership. We may not be able to finance acquisitions on terms satisfactory to us.

WE DEPEND ON OUR DEVELOPMENT, MANUFACTURE AND MARKETING OF NEW PRODUCTS FOR OUR FUTURE SUCCESS.

         Our future success is largely dependent upon our ability to develop, manufacture and market commercially successful new pharmaceutical products and generic versions of pharmaceutical products that are no longer subject to patents. Generally, the commercial marketing of pharmaceutical products depends upon:

         o  continually developing and testing products;

         o  proving that new products are safe and effective in clinical trials;

         o proving that there is no significant difference in the rate and extent to which the active ingredient in the generic product becomes available at the site of drug action as compared to the brand name version; and

         o  receiving requisite regulatory approval for all new products.



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

         Delays in the development, manufacture and marketing of new products will impact our results of operations. Each of the steps in the development, manufacture and marketing of our products, as well as the process taken as a whole, involves significant periods of time and expense. We cannot be sure that:

         o any of our products presently under development, if and when fully developed and tested, will perform as we expect;

         o we will obtain necessary regulatory approvals in a timely manner, if at all; or

         o we can successfully and profitably produce and market any of our products.

WE DEPEND ON OUR PATENTS AND PROPRIETARY RIGHTS AND CANNOT BE CERTAIN OF THEIR CONFIDENTIALITY AND PROTECTION.

         Our success with our proprietary products depends, in large part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have numerous patents covering our technologies. We have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. The United States Patent and Trademark Office does not publish patent applications or make information about pending applications available to the public until it issues the patent. Since publication of discoveries in the scientific or patent literature tends to follow actual discovery by several months, we cannot be certain that we were the first to file patent applications on our discoveries. We cannot be sure that we will receive patents for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products. We also cannot be sure that competitors will not challenge, invalidate or avoid the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products.

         We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation. We use confidentiality agreements with licensees, suppliers, employees and consultants to protect our trade secrets, unpatented proprietary know-how and continuing technological innovation. We cannot assure you that these parties will not breach their agreements with us. We also cannot be certain that we will have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, we cannot be sure that our trade secrets and proprietary technology will not otherwise become known or that our competitors will not independently develop our trade secrets and proprietary technology. We also cannot be sure, if we do not receive patents for products arising from research, that we will be able to maintain the confidentiality of information relating to our products.

THIRD PARTIES MAY CLAIM THAT WE INFRINGE THEIR PROPRIETARY RIGHTS AND MAY PREVENT US FROM MANUFACTURING AND SELLING SOME OF OUR PRODUCTS.

         The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may have to defend against charges that we violated patents or proprietary rights of third parties. This is especially true for the sale of the generic version of products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent. Our defense against charges that we infringed third party patents or proprietary rights could require us to incur substantial expense and to divert significant effort of our technical and management personnel. If we infringe on the rights of others, we could lose our right to develop or make some products or could be required to pay monetary damages or royalties to license proprietary rights from third parties.

         Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on terms we believe to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling a number of our products.

MARKETING PRACTICES SUCH AS RETURNS, ALLOWANCES AND CHARGE-BACKS AND MARKETING PROGRAMS ADOPTED BY WHOLESALERS MAY REDUCE SALES REVENUES IN SUBSEQUENT PERIODS.

         Based on industry practice, generic manufacturers, including us, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, the manufacturers give customers credits on the manufacturer's generic products which the customers hold in inventory after decreases in the market prices of the generic products. Like our competitors, we also give credits for charge-backs to wholesale customers that have contracts with us for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A charge-back is the difference between the price the wholesale customer pays and the price that the wholesale customer's end-customer pays for a product. Although we establish reserves based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our reserves are adequate or that actual product returns, inventory allowances and charge-backs will not exceed our estimates. In the second quarter of 1996, based upon price declines at a time of significant inventory levels, these credits were approximately $44 million higher than the average levels that we experienced in prior quarters. Following our announcement of the expected credits prior to the end of the second quarter, the market price of our common stock immediately fell approximately 36%, and a number of persons subsequently filed class action litigation against us based on the decline. That class action litigation was resolved in our favor when the court dismissed it on the merits.

THE CONCENTRATION OF OWNERSHIP AMONG OUR EXECUTIVE OFFICERS AND DIRECTORS MAY PERMIT THOSE PERSONS TO INFLUENCE CORPORATE MATTERS AND POLICIES.

         As of March 31, 2001, our executive officers and directors currently have or share voting control over approximately 21.64% of our issued and outstanding common stock. As a result, these persons may have the ability to significantly influence the election of the members of our board of directors and other corporate decisions.

A NUMBER OF INTERNAL AND EXTERNAL FACTORS HAVE CAUSED AND MAY CONTINUE TO CAUSE THE MARKET PRICE OF OUR STOCK TO BE VOLATILE.

         The market prices for securities of companies engaged in pharmaceutical development, including us, have been volatile. Many factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including without limitation:

         o our or our competitors' announcement of technological innovations or new commercial products;

         o  changes in governmental regulation;

         o  our or our competitors' receipt of regulatory approvals;

         o our or our competitors' developments relating to patents or proprietary rights;

         o publicity regarding actual or potential medical results for products that we or our competitors have under development; and

         o  period-to-period changes in financial results.

POLITICAL AND ECONOMIC INSTABILITY AND FOREIGN CURRENCY FLUCTUATIONS MAY ADVERSELY AFFECT THE REVENUES OUR FOREIGN OPERATIONS GENERATE.


     Our foreign operations may be affected by the following factors, among others:

         o political instability in some countries in which we currently do business or may do business in the future through acquisitions or otherwise;

         o uncertainty as to the enforceability of, and government control over, commercial rights;

         o   expropriation by foreign governmental entities; and

         o   currency exchange fluctuations and currency restrictions.


         We sell products in many countries that are susceptible to significant foreign currency risk. We generally sell these products for United States dollars, which eliminates our direct currency risk but increases our credit risk if the local currency devalues significantly and it becomes more difficult for customers to purchase the United States dollars required to pay us. Acquisitions we are currently evaluating or pursuing may increase our foreign currency risk and the other risks identified above.

         On June 20, 2000, we announced our acquisition of Laboratorios Elmor S.A., a pharmaceutical company based in Venezuela. Venezuela is considered a highly inflationary country. Any future acquisition of additional operations that we may make may expose us to additional risk.

FUTURE INABILITY TO OBTAIN RAW MATERIALS OR PRODUCTS FROM CONTRACT MANUFACTURERS COULD SERIOUSLY AFFECT OUR OPERATIONS.

         We currently obtain raw materials and other products from single domestic or foreign suppliers. Although to date we have not experienced difficulty in obtaining these raw materials and products, we cannot assure you that supply interruptions will not occur in the future or that we will not have to obtain substitute materials or products, which would require additional regulatory approvals. Further, we cannot assure you that our third party suppliers will continue to supply us. In addition, changes in our raw material suppliers could result in delays in production, higher raw material costs and loss of sales and customers because regulatory authorities must generally approve raw material sources for pharmaceutical products. Any significant interruption of supply could have a material adverse effect on our operations.

INCREASED INDEBTEDNESS MAY IMPACT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         On March 31, 2001, we had approximately $849,9 million of consolidated indebtedness, as adjusted for the sale of $575 million of our 4.5% convertible senior subordinated notes due 2008. We may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

         o we will use a portion of our cash flow from operations for the payment of any principal or interest due on our outstanding indebtedness;

         o our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and

         o the level of our outstanding debt may affect our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

         General economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance. As a result, these and other factors may affect our ability to make principal and interest payments on our indebtedness. We anticipate that approximately $46.5 million of cash flow from operations will be required to discharge our annual obligations on our currently outstanding indebtedness. Our business might not continue to generate cash flow at or above current levels. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

         o  seek additional financing in the debt or equity markets;

         o  refinance or restructure all or a portion of our indebtedness;

         o  sell selected assets; or

         o  reduce or delay planned capital expenditures.

         These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms.

COMPLIANCE WITH GOVERNMENT REGULATION IS CRITICAL TO OUR BUSINESS.

         Our pharmaceutical and diagnostic operations are subject to extensive regulation by governmental authorities in the United States and other countries with respect to the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical and diagnostic products. We devote significant time, effort and expense to addressing the extensive government regulations applicable to our business. In general, the trend is toward more stringent regulation.

         On an ongoing basis, the FDA reviews the safety and efficacy of marketed pharmaceutical products and products considered medical devices and monitors labeling, advertising and other matters related to the promotion of such products. The FDA also regulates the facilities and procedures used to manufacture pharmaceutical and diagnostic products in the United States or for sale in the United States. Such facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with "good manufacturing practices" established by the FDA. Compliance with good manufacturing practices guidelines requires the dedication of substantial resources and requires significant costs. The FDA periodically inspects our manufacturing facilities and procedures to assure compliance. The FDA may cause a recall or withdraw product approvals if regulatory standards are not maintained. The FDA approval to manufacture a drug is site-specific. In the event an approved manufacturing facility for a particular drug becomes inoperable, obtaining the required FDA approval to manufacture such drug at a different manufacturing site could result in production delays, which could adversely affect our business and results of operations.

         In connection with our activities outside the United States, we are also subject to regulatory requirements governing the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical and diagnostic products, which requirements vary from country to country. Whether or not FDA approval has been obtained for a product, approval of the product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process may be more or less rigorous from country to country, and the time required for approval may be longer or shorter than that required in the United States. Our inability or delay in receiving or the loss of any approval could have a material adverse effect on our results of operations.

WE HAVE ENACTED A SHAREHOLDER RIGHTS PLAN AND CHARTER PROVISIONS THAT MAY HAVE ANTI-TAKEOVER EFFECTS.

         We have in place a shareholders rights plan under which we issued common stock purchase rights. As a result of the plan, each share of our common stock carries with it one common stock purchase right. Each common stock purchase right entitles the registered holder to purchase from us one-half of a share of our common stock at a price of $15 per one-half of a share, subject to adjustment. The common stock purchase rights are intended to cause substantial dilution to a person or group who attempts to acquire us on terms that our board of directors has not approved. The existence of the common stock purchase rights could make it more difficult for a third party to acquire a majority of our common stock. Other provisions of our articles of incorporation and bylaws may also have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of our common stock.

RISKS RELATING TO OUR INDUSTRY

OUR REVENUES AND PROFITS FROM GENERIC PHARMACEUTICALS WILL DECLINE AS WE OR OUR COMPETITORS INTRODUCE ADDITIONAL GENERIC EQUIVALENTS OF THOSE PRODUCTS.

         Revenues and gross profit derived from generic pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the generic pharmaceutical industry. As patents for brand name products and the related exclusivity periods established by regulation expire, the first generic manufacturer to apply for regulatory approval for a generic equivalent of a brand name product may be entitled to a 180-day period of marketing exclusivity under the Hatch-Waxman Act. During this exclusivity period, the United States Food and Drug Administration, or FDA, cannot approve any other generic equivalent. If we are not the first generic applicant, our generic product will be kept off the market for an additional 180 days after the brand name drug's patents expire. Whether due to the 180-day period of marketing exclusivity or other factors that delay the approval of other generic competitors, the first



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

generic equivalent on the market is usually able to initially achieve relatively high revenues and gross profit. As other generic manufacturers receive regulatory approvals on competing products, prices and revenues typically decline. The timing of these declines is unpredictable and can result in a significantly curtailed period of profitability for a generic product. The level of revenues and gross profit attributable to generic products that we develop and manufacture is dependent, in part, on:

         o  our ability to develop and introduce new generic products;

         o  the timing of regulatory approval of generic products;

         o  the number and timing of regulatory approvals of competing products;

         o strategies brand name companies adopt to maintain their market share; and

         o  our cost of manufacturing.

         Generic products (but not including branded generic products) represented 49%, 56% and 51% of our revenues for the years ended December 31, 2000, 1999 and 1998, respectively.

LEGISLATIVE PROPOSALS, REIMBURSEMENT POLICIES OF THIRD PARTIES, COST CONTAINMENT MEASURES AND HEALTH CARE REFORM COULD AFFECT THE MARKETING, PRICING AND DEMAND FOR OUR PRODUCTS.

         Various legislative proposals, including proposals relating to prescription drug benefits, could materially impact the pricing and sale of our products. Further, reimbursement policies of third parties may affect the marketing of our products. Our ability to market our products will depend in part on reimbursement levels for the cost of the products and related treatment established by health care providers, including government authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs, and managed care organizations, or MCOs. Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others are increasingly challenging the pricing of pharmaceutical products and reviewing their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which would result in lower prices and a reduced demand for our products:

         o  the trend toward managed health care in the United States;

         o  the growth of organizations such as HMOs and MCOs;

         o legislative proposals to reform health care and government insurance programs; and

         o price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

THESE COST CONTAINMENT MEASURES AND HEALTH CARE REFORM PROPOSALS COULD AFFECT OUR ABILITY TO SELL OUR PRODUCTS.

         The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reimbursement policies may not include some of our products. Even if reimbursement policies of third parties grant reimbursement status for a product, we cannot be sure that these reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for our products. The unavailability or inadequacy of third party reimbursement for our products would reduce or possibly eliminate demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulation which will affect third party coverage and reimbursement that reduces demand for our products.



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


OUR INDUSTRY IS HIGHLY COMPETITIVE WHICH AFFECTS OUR PRODUCT SELECTION, PRICING, GROSS PROFIT AND MARKET SHARE.

         The pharmaceutical industry is intensely competitive. Most or all of the products that we sell or license will face competition from different chemical or other agents intended to treat the same diseases. Our current and future products will also face competition from traditional forms of drug delivery and from advanced delivery systems others are developing. Our competitors vary depending upon geographic regions, product categories, and within each product category, upon dosage strengths and drug delivery systems. Some of our major competitors are:

         o  3M

         o  Astra Zeneca

         o  Barr Laboratories

         o  Boehringer Ingelheim

         o  Bristol-Myers Squibb

         o  Geneva Pharmaceuticals

         o  Glaxo Wellcome

         o  Eli Lilly

         o  Mylan Pharmaceuticals

         o  Novartis Pharmaceuticals

         o  Schering-Plough

         o  Teva Pharmaceuticals

OUR COMPETITORS MAY BE ABLE TO DEVELOP PRODUCTS AND PROCESSES COMPETITIVE WITH OR SUPERIOR TO OUR OWN FOR MANY REASONS, INCLUDING THAT THEY MAY HAVE:

         o  significantly greater financial resources;

         o  larger research and development and marketing staffs; or

         o larger production facilities or extensive experience in preclinical testing and human clinical trials.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Specifically, this prospectus and the documents incorporated into this prospectus by reference contain forward-looking statements regarding:

         o our intention to generate growth through the introductions of new proprietary drugs, the expanded sale and distribution of our current products, the acquisition of new businesses and products and strategic collaborations;

         o the ability of our research programs to develop improved forms of drugs, novel compounds and new delivery systems, including the development of improved formulations of paclitaxel and complementary products;

         o our ability to integrate operations and exploit opportunities among our subsidiaries;

         o  our capacity to become a worldwide leader in the asthma market;

         o our ability to capitalize on current relationships in the oncology market to market new generic biotech drugs and our commercialization of Paxoral(TM) and other oncology products;

         o our capability to identify, acquire and successfully integrate new acquisitions of companies and products;

         o the ability of our new patented oral administration system to provide patients effective doses of paclitaxel with more convenience and reduced side-effects and the applicability of this system to other chemotherapeutic agents;

         o  our ability to develop Easi-Breathe for use with various compounds;

         o  our ability to further develop CFC-free inhalation aerosol products;

         o our ability to develop a corticosteroid with minimal side effects to treat asthma and inflammatory diseases of the large intestine;

         o our ability to develop new formulations and obtain marketing authorizations which will enable us to be the first, or among the first, to launch generic products;

         o our ability to further develop and market talampanel, cladribine, human growth hormone, interferon or products to treat cystic fibrosis;

         o our ability to develop or license proprietary products for indications having large patient populations, or for which limited or inadequate treatments exist;

         o our capacity to accelerate product development and commercialization by in-licensing products and by developing new dosage forms or new therapeutic indications for existing products;

         o anticipated trends in the pharmaceutical industry and the effect of technological advances on competition;

         o  our estimates regarding the capacity of our facilities; and

         o our intention to fund 2001 capital expenditures from existing cash and internally generated funds.

         These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

         o  difficulties in product development;

         o efficacy or safety concerns with respect to marketed products, whether or not scientifically justified, leading to recalls, withdrawals or declining sales;

         o our ability to identify potential acquisitions and to successfully acquire and integrate such operations or products;

         o the ability of the company to obtain approval from the FDA to market new pharmaceutical products;

         o the acceptance of new products by the medical community as effective as alternative forms of treatment for indicated conditions;

         o  the outcome of any pending or future litigation; and

         o the impact of new regulations or court decisions regarding the protection of patents and the exclusivity period for the marketing of branded drugs.


         You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 2. We assume no responsibility for updating forward-looking statements contained in this prospectus, any supplements to this prospectus, and in any documents that we incorporate by reference into this prospectus, except as required by law.


                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of the common stock offered through this prospectus, except as required by law.

                               SELLING SHAREHOLDER


         The 1,000,000 shares of common stock to be offered by the selling shareholder represents an estimate of the number of shares that may be issuable to the selling shareholder pursuant to the original settlement terms of six equity put option transactions. These six put options were executed by us with UBS AG London Branch, the selling shareholder:

o        one put option was executed on December 7, 2000, expiring June 7, 2001.
         Based on our closing price of $37.70 on May 9, 2001, we would currently be required to issue approximately 1,990 shares to UBS AG London Branch for net share settlement of the put options;

o        one put option was executed on December 7, 2000, expiring June 14,2001.
         Based on our closing price of $37.70 on May 9, 2001, we would currently be required to issue approximately 2,308 shares to UBS AG London Branch for net share settlement of the put options;

o one put option was executed on December 26, 2000 and expired April 12, 2001. Based on our closing price of $37.70 on May 9, 2001, we would currently be required to issue approximately 31,930 shares to UBS AG London Branch for net share settlement of the put options;

o one put option was executed on December 26, 2000, expiring June 28, 2001. Based on our closing price of $37.70 on May 9, 2001, we would currently be required to issue approximately 0 shares to UBS AG London Branch for net share settlement of the put options;

o one put option was executed on December 26, 2001, expiring July 12,2001. Based on our closing price of $37.70 on May 9, 2001, we would currently be required to issue approximately 0 shares to UBS AG London Branch for net share settlement of the put options; and

o        one put option was executed on March 7, 2001 and expired May 7, 2001.
         Based on our closing price of $37.70 on May 9, 2001, we would currently be required to issue approximately 15,584 shares to UBS AG London Branch for net share settlement of the put options.


         A put option is a derivative security that allows us to reduce the cost associated with our stock repurchase plan. Upon expiration of a put option, if the market price of our common stock is above the exercise price of the put option, then the put option expires unexercised. However, if the market price of our common stock is below the exercise price of the put option, then UBS AG could exercise the put option. In accordance with the original terms of the put options, if the put options are exercised, IVAX may elect to settle the option by issuing to UBS AG restricted stock with an aggregate value of the difference between the market price of our common stock and the exercise price of the put option. Such shares will be issued in reliance on the exemption from the registration requirements under Section 3(a)(9) of the Securities Act of 1933. We will not receive any cash in exchange for the issuance of these shares.

         We are registering these shares for resale as required by the registration rights agreement between the selling shareholder and us. As of May 2, 2001, UBS AG beneficially owned approximately 1.3 million shares of our common stock or 1.3% of our outstanding shares, acquired in the course of market-making and other trading activities. In addition, as of May 2, 2001 UBS AG beneficially owned $25,150,000 aggregate principal amount of our 4.5% convertible senior subordinated notes due 2008. The 1.3 million shares beneficially owned by UBS AG includes approximately .5 million shares issuable upon conversion of the notes.

         As of April 30, 2001 we had 159,735,762 shares of our common stock issued and outstanding.

         UBS AG through its affiliates, including UBS Warburg LLC, has had various relationships with our company including financial advisory assignments and acting as an initial purchaser on May 8, 2000 in our offering of $250 million of 5.5% convertible senior subordinated notes due 2007 and on May 1, 2001 in our offering of $575 million of 4.5% convertible senior subordinated notes due 2008. UBS AG has advised us that it possesses sole voting and investment power with respect to the shares being offered.

                              PLAN OF DISTRIBUTION

         The selling shareholder and its successors, which term includes its transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The common stock may be sold by one or more of, or a combination of, the following:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of such exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o  in privately negotiated transactions.

         In connection with the sale of the common stock, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling shareholder from the sale of the common stock offered by them hereby will be the purchase price of such common stock less discounts and commissions, if any. The selling shareholder reserves the right to accept and, together with its agent from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         Our common stock is listed for trading on the American Stock Exchange.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

         The selling shareholder is, and any underwriter, broker-dealer or agent that participates in the sale of the common stock may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act of 1933. The selling shareholder is subject to the prospectus delivery requirements of the Securities Act of 1933. The selling shareholder has acknowledged that it understands its obligations to comply with the provisions of the Securities Exchange Act of 1934 and the rules thereunder relating to stock manipulation, particularly Regulation M, and has agreed that it will not engage in any transaction in violation of such provision.

         UBS Warburg LLC is an indirect wholly owned subsidiary of UBS AG, the selling shareholder. Because UBS AG London Branch will receive more than 10% of the net proceeds of the offering, the offering will be made in compliance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers.

         We have agreed to indemnify the selling shareholder against certain liabilities under the Securities Act or contribute to payments which the underwriter may be required to make in that respect.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholder may not sell any common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

         UBS AG through its affiliates, including UBS Warburg LLC, has had various relationships with our company including financial advisory assignments and acting as an initial purchaser on May 8, 2000 in our offering of $200,000,000 of 5.5% convertible senior subordinated notes due 2007.

                                  LEGAL MATTERS

         Akerman, Senterfitt & Eidson, P.A., Miami, Florida will pass upon the validity of the shares of common stock offered by this prospectus for us.

                                     EXPERTS

         Our consolidated balance sheets as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as of and for the periods indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for up-front licensing fees to comply with SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at:

         o Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549;

         o  Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511;
            and

         o  Suite 1300, 7 World Trade Center, New York, New York 10048.

         You can also obtain copies of these materials from the public reference facilities of the SEC at prescribed rates. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it. In addition, you can inspect the reports, proxy statements and other information we file at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register with the SEC the securities described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.


                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

         We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:




SEC FILING (FILE NO. 001-09623)                                         PERIOD COVERED OR DATE OF FILING
-------------------------------                                         --------------------------------
Annual Report on Form 10-K ......................................       Year ended December 31, 2000
Quarterly Report on Form 10-Q....................................       Quarter ended March 31, 2001
Current Reports on Form 8-K......................................       February 23, 2001, April 30, 2001
Description of our common stock contained in Registration
Statement on Form 8-B and any amendment or report filed for the
purpose of updating such description.............................       July 28, 1993
Description of our common stock purchase rights contained in a
Current Report on Form 8-K.......................................       December 31, 1997
All subsequent documents filed by us under Sections 13(a), 13(c),
14 or 15(d) of the Exchange Act of 1934..........................       After the date of this prospectus




         You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

                                IVAX Corporation
                             4400 Biscayne Boulevard
                              Miami, Florida 33137
                         Attention: Corporate Secretary
                              Phone: (305) 575-6000

         Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the Company.

Commission Registration Fee........................................  $  7,060
Legal Fees and Expenses............................................    15,000
Accounting Fees and Expenses.......................................     4,000
Printing, Engraving and Mailing Expenses...........................     1,000
Total..............................................................  $ 27,060
                                                                      =======
* To be filed by amendment


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0831 of the Florida Business Corporation Act (the "Florida Act") provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

         Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation, against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.

         Section 607.0850 further provides that such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which court shall deem proper. Section
607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide such indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

         Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

         The registrant's bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.

         The registrant has entered into indemnification agreements with each of its officers and directors. The indemnification agreements generally provide that the registrant will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the registrant (derivative suits) where the individual's involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant. The agreements provide a number of procedures and presumptions used to determined the officer's or director's right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.

         The registrant's directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

ITEM 16. EXHIBITS

                   NUMBER
 EXHIBIT          DESCRIPTION
 -------          -----------

   5.1* Opinion of Akerman, Senterfitt & Eidson, P.A., regarding the legality of the common stock being registered.

   10.25*          Form of Registration Rights Agreement between the Company and
                   UBS AG.

   10.26(a)*       Equity Option Confirmation by UBS AG, London Branch and the
                   Company dated December 7, 2000.

   10.26(b)*       Equity Option Confirmation by UBS AG, London Branch and the
                   Company dated December 7, 2000.

   10.26(c)*       Equity Option Confirmation by UBS AG, London Branch and the
                   Company dated December 26, 2000.

   10.26(d)*       Equity Option Confirmation by UBS AG, London Branch and the
                   Company dated December 26, 2000.

   10.26(e)*       Equity Option Confirmation by UBS AG, London Branch and the
                   Company dated December 26, 2000.

   10.26(f)*       Equity Option Confirmation by UBS AG, London Branch and the
                   Company dated March 7, 2001.

   23.1            Consent of Arthur Andersen LLP.

   23.2*           Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                   Exhibit 5.1).

   24.1*           Power of Attorney of certain directors and officers of IVAX.


-------------
* Previously filed.


ITEM 17. UNDERTAKINGS

(a)      The registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on May 9, 2001.


                          IVAX CORPORATION


                          By: /s/ PHILLIP FROST, M.D.
                              ----------------------------------------------
                              Phillip Frost, M.D.
                              Chairman of the Board and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.



SIGNATURE                          TITLE                                                      DATE
---------                          -----                                                      ----
/s/ PHILLIP FROST, M.D.            Chairman of the Board and Chief Executive Officer          May 9, 2001
------------------------
Phillip Frost, M.D.                (Principal Executive Officer)

/s/      *                         Director, President and Vice Chairman                      May 9, 2001
------------------------
Neil Flanzraich

/s/      *                         Director and Vice Chairman- Technical Affairs              May 9, 2001
------------------------
Jane Hsiao, Ph.D.

                                   Director and Deputy Chief Executive Officer
------------------------
Isaac Kaye

/s/ THOMAS E. BEIER                Chief Financial Officer                                    May 9, 2001
------------------------
Thomas E. Beier                    (Principal Financial Officer)

/s/ THOMAS E. MCCLARY              Vice President- Accounting                                 May 9, 2001
------------------------
Thomas E. McClary                  (Principal Accounting Officer)

/s/      *                         Director                                                   May 9, 2001
------------------------
Mark Andrews

                                   Director
------------------------
Ernst Biekert, Ph.D

/s/      *                         Director                                                   May 9, 2001
------------------------
Charles M. Fernandez

/s/      *                         Director                                                   May 9, 2001
------------------------
Jack Fishman, Ph.D.


* By: /s/ THOMAS E. MCCLARY
     ----------------------
     Thomas E. McClary
     Attorney-in-Fact


                                  EXHIBIT INDEX


                   NUMBER
EXHIBIT            DESCRIPTION
-------            -----------

   23.1            Consent of Arthur Andersen LLP.